Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253432

PROSPECTUS ADDENDUM (to Amendments No. 1 dated September 15, 2021 to Prospectus Supplements dated September 14, 2021 and Prospectus dated March 4, 2022)

UBS AG

ETRACS IFED Invest with the Fed TR Index ETN due September 15, 2061

ETRACS 2x Leveraged IFED Invest with the Fed TR Index ETN due September 15, 2061

ETRACS 2x Leveraged MSCI USA ESG Focus TR Index ETN due September 15, 2061

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities (collectively, “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and Amendments No. 1 dated September 15, 2021 to the Prospectus Supplements, dated September 14, 2021, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under a registration statement previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement each referred to as the “original prospectus supplement,” related to your series of ETRACS. The applicable original prospectus supplement was attached to a “base” prospectus.

UBS AG has prepared a new “base” prospectus dated March 4, 2022. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, together with the base prospectus dated March 4, 2022. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated as of a date prior to March 4, 2022, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated March 4, 2022, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to March 4, 2022, you should use the following website link to access the base prospectus dated March  4, 2022: https://www.sec.gov/Archives/edgar/data/0001114446/000119312522066322/d319986d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to March 4, 2022 that is provided in the original prospectus supplement for your securities. A table of contents for the new base prospectus is provided on page i of the March 4, 2022 base prospectus.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplement and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank

Prospectus Addendum dated March 8, 2022